Exhibit 23.2

Lockart, Atchley & Associates, L.L.P. Certified Public Accountants and Business Advisors	James E. Lockart, CPA Karen E. Atchley, CPA Nancy E. Boyd, CPA Dan A. Shaner, CPA Evonne G. Jones, CPA Joyce J. Smith, CPA Harold F. Ingersoll, CPA Ronny Armstrong, CPA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 8, 2008 relating to our audit of the financial statements of American CatCon Holdings, LLC and American Cat Con, LLC for the year ended December 31, 2007, which appear in the Current Report on Form 8K/A (Amendment No. 1) of Metalico, Inc. dated April 9, 2008.

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            May 21, 2008
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